Exhibit 3.2

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 5, 2014, by and among Groundfloor Finance Inc., a Georgia corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the parties listed on Exhibit B attached hereto (the “Key Holders”).

RECITALS

A.           The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company’s Series Seed Preferred Stock (the “Shares”) on the terms and conditions set forth in that certain Series Seed Preferred Stock Purchase Agreement dated of even date herewith by and among the Company and the Investors, as amended from time to time (the “Series Seed Agreement”).

B.           It is a condition to the closing of the sale of the Shares that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.           COVENANTS OF THE COMPANY.

1.1         Information Rights.

(a)          Basic Financial Information. The Company will furnish to each Investor holding that number of shares equal to or in excess of the quotient determined by dividing (x) the Major Purchaser Dollar Threshold (as defined below) by (y) the Price (as defined in the Series Seed Agreement), rounded up to the next whole share (a “Major Purchaser”), when available, annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and practices. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions. For purposes of this Agreement, the term “Major Purchaser Dollar Threshold” means $250,000.

(b)          Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of ten percent (10%) or more of a competitor. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company.

(c)          Inspection Rights. The Company shall permit each Major Purchaser to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Purchaser.

1.2         Additional Rights. In the event that the Company issues securities in its next equity financing after the date hereof (the “Next Financing”) which have (a) rights, preferences or privileges that are more favorable than the terms of the Shares, such as price based anti-dilution protection or (b) provides all such future investors other contractual terms such as preemptive rights or registration rights, the Company shall provide substantially equivalent rights to the Investors with respect to the Shares (with appropriate adjustment for economic terms or other contractual rights, subject to such Investor’s execution of any documents, including, if applicable, investors’ rights, co-sale, voting and other agreements, executed by the investors purchasing securities in the Next Financing (such documents referred to herein as the “Next Financing Documents”). Any Investor will remain an Investor for all purposes in the Next Financing Documents to the extent such concept exists. Notwithstanding anything herein to the contrary, upon the execution and delivery of the Next Financing Documents by Investors holding a majority of the then outstanding Shares held by all Investors, this Agreement (excluding any then-existing obligations) shall be amended and restated by and into such Next Financing Documents. The provisions of this Section 1.2 shall automatically terminate upon the Company’s initial closing of a Next Financing in which the Company sells and issues in one or more tranches of equity securities for an aggregate purchase price of more than $750,000.

2.           RESTRICTIONS ON TRANSFER.

2.1         Limitations on Disposition. Each person owning of record shares of the common stock of the Company, no par value per share (the “Common Stock”) issued or issuable pursuant to the conversion of the Shares and any shares of Common Stock issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a)          there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)          such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 2.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or shareholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or shareholder, or (iii) for the transfer by gift, will or intestate succession by any Holder to his or her spouse or lineal descendants or ancestors or any estate planning entity for any of the foregoing; provided that in the case of clauses (ii) and (iii) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iii) the transfer was without additional consideration or at no greater than cost.

2.2         “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 2.2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement.

For purposes of this Section 2.2, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.2 and to impose stop transfer instructions with respect to the Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

3.           Participation RIGHT.

3.1         General. Each Investor and Key Holder has the right of first refusal to purchase such Investor’s or Key Holder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.2 below) that the Company may from time to time issue after the date of this Agreement, provided, however, such Investor or Key Holder shall have no right to purchase any such New Securities if such Investor or Key Holder cannot demonstrate to the Company’s reasonable satisfaction that such Investor or Key Holder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. An Investor’s or Key Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) with respect to an Investor, the number of shares of Common Stock issued or issuable upon conversion of the Shares owned by such Investor, and with respect to a Key Holder, the number of shares of Common Stock held by or issuable upon exercise of stock options held by such Key Holder, to (b) a number of shares of Common Stock equal to the sum of (1) the total number of shares of Common Stock then outstanding plus (2) the total number of shares of Common Stock into which all then outstanding shares of the preferred stock of the Company, no par value per share (the “Preferred Stock”) are then convertible plus (3) the number of shares of Common Stock reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants.

3.2         New Securities. “New Securities” shall mean any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company’s Board of Directors (the “Board”); (e) shares of the Company’s Series Seed Preferred Stock issued pursuant to the Series Seed Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

3.3         Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Investor and Key Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 5.3. Each Investor and Key Holder shall have ten (10) days from the date such Notice is effective, as determined pursuant to Section 5.3 based upon the manner or method of notice, to agree in writing to purchase such Investor’s or Key Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s or Key Holder’s Pro Rata Share).

3.4         Failure to Exercise. In the event that the Investors and Key Holders fail to exercise in full the right of first refusal within such ten (10) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Investors’ and Key Holders’ rights of first refusal hereunder were not exercised, at a price and upon the terms specified in the Company’s Notice to the Investors and Key Holders. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investors and Key Holders pursuant to this Section 3.

4.           ELECTION OF BOARD OF DIRECTORS.

4.1         Voting; Board Composition. Subject to the rights of the shareholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, each Investor and Key Holder (each a “Shareholder”) agrees to vote (or consent pursuant to an action by written consent of the shareholders of the Company) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such Investor or Key Holder (the “Capital Shares”), or to cause such shares of capital stock of the Company to be voted, in such manner as may be necessary to elect (and maintain in office) as a member of the Board:

(a)          For so long as Michael Olander, MDO Ventures JS LLC, and/or their affiliates hold at least five percent (5%) of the outstanding shares of Common Stock on an as-converted basis (including shares of Common Stock issuable upon conversion or exercise of the Shares, outstanding options, warrants and other convertible or exercisable securities), Michael Olander (the “First Investor Board Designee”);

(b)          For so long as the Investors hold at least five percent (5%) of the outstanding shares of Common Stock on an as-converted basis (including shares of Common Stock issuable upon conversion or exercise of the Shares, outstanding options, warrants and other convertible or exercisable securities), one (1) individual (the “Second Investor Board Designee” and, together with the First Investor Board Designee, the “Investor Board Designees”) designated from time to time in a writing delivered to the Company and signed by Investors who, at the time in question, hold Capital Shares representing and/or convertible into a majority of all the Investors’ Shares (as defined in Section 5.2), provided, however, that the right of the Investors to designate the Second Investor Board Designee shall automatically terminate upon the consummation of the Next Financing;

(c)          One (1) individual (the “Common Stock Board Designee”) designated from time to time in a writing delivered to the Company and signed by holders of Common Stock who, at the time in question, hold a majority of the issued and outstanding shares of Common Stock;

(d)          One (1) individual (the “Key Holder Board Designee”) designated from time to time in a writing delivered to the Company and signed by Key Holders who, at the time in question, hold shares of issued and outstanding Common Stock representing a majority of the voting power of all issued and outstanding shares of Common Stock then held by all Key Holders who are then providing services to the Company as employees; provided, however, that the right of the Key Holders to designate the Key Holder Board Designee shall automatically terminate if the Key Holders hold, in the aggregate, less than five percent (5%) of the outstanding shares of Common Stock on an as-converted basis (including shares of Common Stock issuable upon conversion or exercise of the Shares, outstanding options, warrants and other convertible or exercisable securities) and no Key Holder is then providing services to the Company as an employee; and

(e)          One (1) individual who is not affiliated with the Company or any Investor and who is elected by the holders of a majority of the Common Stock and the Preferred Stock, each voting as a separate class (the “Independent Board Designee” and together with the Investor Board Designees, the Key Holder Board Designee, and the Common Stock Board Designee, the “Board Designees”).

For avoidance of doubt, the right of the Investors to designate Investor Board Designees under this Section 4.1 shall automatically terminate if the Investors hold less than five percent (5%) of the outstanding shares of Common Stock on an as-converted basis (including shares of Common Stock issuable upon conversion or exercise of the Shares, outstanding options, warrants and other convertible or exercisable securities). Subject to the rights of the shareholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, no Investor or Key Holder shall take any action to remove an incumbent Board Designee or to designate a new Board Designee unless such removal and/or designation of a Board Designee is approved in a writing signed by (a) with respect to the First Investor Board Designee, Michael Olander, MDO Ventures JS LLC, and/or their affiliates, (b) with respect to the Second Investor Board Designee, Investors who, at the time in question, hold Capital Shares representing and/or convertible into a majority of all the Investors’ Shares, (c) with respect to the Common Stock Board Designee, holders of Common Stock who, at the time in question, hold a majority of the issued and outstanding shares of Common Stock, (d) with respect to the Key Holder Board Designee, Key Holders who, at the time in question, hold shares of issued and outstanding Common Stock representing a majority of the voting power of all issued and outstanding shares of Common Stock then held by all Key Holders who are then providing services to the Company as employees, and (e) with respect to the Independent Board Designee, holders of a majority of either issued and outstanding Common Stock or issued and outstanding Preferred Stock. Each Shareholder hereby appoints each Director as such Shareholder’s true and lawful proxy and attorney, each with the power to act alone and with full power of substitution, to vote all of such Shareholder’s Capital Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Shareholder if, and only if, such Shareholder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Shareholder’s Capital Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Shareholder’s written consent or signature. The proxy and power granted by each Shareholder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual Shareholder holding Capital Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding Capital Shares.

4.2         Rule 506 Disqualification. Notwithstanding any other provision of this Section 4, if any of the events described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act (each a “Rule 506 Disqualification”), occurs with respect to any board member which may result in the Company’s ineligibility to rely on the exemption from registration provided by Rule 506 promulgated under the Securities Act, as determined by the other board members in consultation with legal counsel, such director shall be promptly removed from office and such resulting vacancy shall be filled pursuant to the provisions of this Section 4.

5.           GENERAL PROVISIONS.

5.1         Investor Covenants. In the event that any Shareholder, its principals, its affiliates, or any Shareholder designee(s) to the Board (a “Shareholder Party”) meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act (each a “Rule 506 Disqualification”) after the date hereof, such Shareholder shall notify the Company in writing of such Rule 506 Disqualification (including the material facts related thereto) as promptly as practicable, and in no event later than five (5) business days after such Shareholder’s discovery of such Rule 506 Disqualification.  To the extent that the Board (excluding the director designated by such Shareholder, if applicable), with the advice of legal counsel, determines that such Rule 506 Disqualification may result in the Company’s ineligibility to rely on the exemption from registration provided by Rule 506 promulgated under the Securities Act, each Shareholder agrees to take any and all actions reasonably requested by the Company to restore such eligibility including, without limitation, and to the extent so requested, causing any Shareholder’s designee(s) to the Board to resign therefrom with such resulting vacancy being filled pursuant to the provisions of Section 4.  At any time or from time to time after the date hereof, each Shareholder agrees to cooperate with the Company, and at the request of the Company, to execute and deliver any further instruments or documents and to take all such further action as the Company may reasonably request in order to evidence that no Shareholder Party is subject to a Rule 506 Disqualification such that the Company may be ineligible to rely on the exemption provided by Rule 506.

5.2         Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and either (i) at least two unaffiliated Investors (and/or any of their permitted successors or assigns) holding Shares representing and/or convertible into a majority of all the Investors’ Shares (as defined below) or (ii) Investors (and/or any of their permitted successors or assigns) holding Shares representing and/or convertible into at least sixty percent (60%) of all the Investors’ Shares. Notwithstanding the foregoing, Section 4.1(a) shall not be amended, terminated or waived without the written consent of Michael Olander, MDO Ventures JS LLC, and/or their affiliates so long as they are entitled to a right to designate the First Investor Board Designee. As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding Shares issued under the Series Seed Agreement plus all then outstanding shares issued upon the conversion of any Shares issued under the Series Seed Agreement. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

5.3         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A or Exhibit B hereto, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 5.3. If notice is given to the Company, it shall be sent to Groundfloor Finance Inc., 3423 Piedmont Rd. NE, Atlanta, GA 30305, Attention: CEO; and a copy (which shall not constitute notice) shall also be sent to Smith, Anderson, Blount, Dorsett, Mitchell, & Jernigan, L.L.P., Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601 USA, Attention: Merrill M. Mason.

5.4         Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.5         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.6         Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.7         Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.8         Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investors without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

5.9         Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

5.10       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

5.11       Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

5.12       Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

5.13       Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.14       Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5.15       Termination. The rights, duties and obligations under Sections 1, 3 and 4 of this Agreement shall terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the closing of a Deemed Liquidation Event as defined in the Company’s Restated Articles of Incorporation, as amended from time to time. Section 1.1(b) shall survive any such termination of the Agreement.

5.16       Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in Fulton County, Georgia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents (as defined in the Series Seed Preferred Stock Purchase Agreement dated of even date herewith), (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in the Fulton County, Georgia, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

(Signatures appear on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Company:

Groundfloor Finance Inc.

By:	/s/Brian Dally
Brian Dally
Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

key holders:

/s/Brian Dally
Brian Dally

/s/Nick Bhargava
Nick Bhargava

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

/s/Mark Easley, Sr.
Mark Easley, Sr.

/s/Thomas Everly
Thomas Everly

HINGHAM HOLDINGS LLC

By:	/s/David Sissman
Name:	David Sissman
Title:	Managing Member

AMERICAN UNDERGROUND, LLC

By: Capitol Broadcasting Company, Inc.
Its: Manager

By:	/s/Jennifer B. Venable
Name:	Jennifer B. Venable
Title:	Vice President

Jonathan Andrew LaNasa
Revocable Trust

By:	/s/Jonathan Andrew LaNasa
Name:	Jonathan Andrew LaNasa
Title:	Trustee

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MDO VENTURES JS LLC

By:	/s/Michael D. Olander, Jr.
Name:	Michael D. Olander, Jr.
Title:	Manager

BANDWIDTH.COM, INC.

By:	/s/W. Christopher Matton
Name:	W. Christopher Matton
Title:	Secretary & General Counsel

RICHARD TULEY REALTY, INC.

By:	/s/Richard Tuley, Jr.
Name:	Richard Tuley Jr.
Title:	Managing Broker

IMAF – RTP, LLC

By:	/s/Tom Finegan
Name:	Tom Finegan
Title:	Member

IMAF CAPE FEAR LLC

By:	/s/Dallas Romanowski
Name:	Dallas Romanowski
Title:	Fund Manager

IMAF SANDHILLS, LLC

By:	/s/Dallas Romanowski
Name:	Dallas Romanowski
Title:	Fund Manager

COVE ROAD PARTNERS LLC

By:	/s/Seth Moskowitz
Name:	Seth Moskowitz
Title:	Managing Member

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KACHER REVOCABLE TRUST

By:	/s/Glen Kacher
Name:	Glen Kacher
Title:

/s/Nancy Luberoff
Nancy Luberoff

/s/Jason Widen
Jason Widen

OLIVE TREE CAPITAL, LTD.

By:	/s/Hamzeh Talhouni
Name:	Hamzeh Talhouni
Title:	Director

/s/Michelle Renee Alberda
Michelle Renee Alberda

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